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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

STRYKER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STRYKER CORPORATION
2725 Fairfield Road
Kalamazoo, Michigan 49002

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 26, 2006

      The Annual Meeting of Shareholders of Stryker Corporation will be held on Wednesday, April 26, 2006, at 2:00 p.m., at the Radisson Plaza Hotel & Suites at The Kalamazoo Center, Kalamazoo, Michigan, for the following purposes:

1.	To elect seven directors;

2.	To consider and act upon approval of the 2006 Long-Term Incentive Plan;

3.	To ratify the appointment of Ernst & Young LLP as independent auditors for 2006; and

4.	To transact such other business as may properly come before the meeting.
      All shareholders are cordially invited to attend the meeting. Only holders of record of Common Stock at the close of business on February 28, 2006 are entitled to notice of and to vote at the meeting. If you attend the meeting, you may vote in person if you wish, even though you previously have returned your proxy.
      A copy of the Company’s 2005 Annual Report is enclosed.
SHAREHOLDERS ARE URGED TO COMPLETE,
DATE AND SIGN THE ENCLOSED PROXY AND
RETURN IT IN THE ACCOMPANYING ENVELOPE

Thomas R. Winkel
Secretary
March 17, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be held April 26, 2006
PROXY STATEMENT
BENEFICIAL OWNERSHIP OF MORE THAN 5% OF THE OUTSTANDING COMMON STOCK
BENEFICIAL OWNERSHIP OF MANAGEMENT
ELECTION OF DIRECTORS
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
AUDIT COMMITTEE
APPROVAL OF THE 2006 LONG-TERM INCENTIVE PLAN
RATIFICATION OF INDEPENDENT AUDITORS
MISCELLANEOUS

STRYKER CORPORATION
2725 Fairfield Road
Kalamazoo, Michigan 49002

PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation by the Board of Directors of Stryker Corporation of proxies to be used at the Annual Meeting of Shareholders of the Company to be held on Wednesday, April 26, 2006, and at all adjournments thereof. The solicitation will begin on or about March 17, 2006.
      All shares represented by a properly executed proxy will be voted unless it is revoked and, if a choice is specified, will be voted in accordance with such specification. If no choice is specified, a proxy will be voted FOR the election of the seven nominees named under “Election of Directors,” unless authority to do so is withheld with respect to one or more of such nominees, FOR approval of the 2006 Long-Term Incentive Plan (the “2006 Plan”) and FOR ratification of the appointment of Ernst & Young LLP (“E&Y”) as independent auditors for 2006. In addition, a proxy may be voted in the discretion of the proxyholders with respect to such other business as may properly come before the meeting. A shareholder may revoke a proxy at any time prior to the voting thereof.
      Brokers holding shares of Common Stock for beneficial owners must vote those shares according to specific instructions they receive from the owners. If instructions are not received, brokers may vote those shares in their discretion on the election of directors and the ratification of the selection of independent auditors but may not vote on the adoption of the 2006 Plan. Directors will be elected by a plurality of the votes cast at the meeting. Approval of the 2006 Plan and ratification of E&Y as independent auditors for 2006 require the affirmative vote of a majority of the votes cast on the proposal provided, in the case of approval of the 2006 Plan, that the total vote cast represents over 50% of the outstanding shares. Votes that are withheld with respect to the election of directors and broker non-votes and abstentions on other matters are not counted as votes cast.
      There were 405,842,341 shares of Common Stock of the Company outstanding as of the close of business on February 28, 2006, the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Each share is entitled to one vote on each matter brought before the meeting.

BENEFICIAL OWNERSHIP OF MORE THAN 5%
OF THE OUTSTANDING COMMON STOCK
      As used in this proxy statement, “beneficial ownership” means the sole or shared power to direct the voting and/or disposition of shares of Common Stock. In addition, a person is deemed to have beneficial ownership of any shares of Common Stock that such person has the right to acquire within 60 days.
      The following table sets forth certain information, as of December 31, 2005, with respect to the beneficial ownership of Common Stock by the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

Name and Address		Percent of
of Beneficial Owner	Number of Shares	Class

Advisory Committee for the Stryker Trusts(1)	106,085,948	26.2%
100 West Michigan Avenue
Kalamazoo, Michigan 49007

(1)	Based solely upon information as of December 31, 2005 contained in a Schedule 13G amendment filed with the Securities and Exchange Commission on February 14, 2006, as amended. Under the terms of the trust agreement establishing certain trusts for the benefit of members of the Stryker family (the “Stryker Trusts”), an Advisory Committee, which as of December 31, 2005 consisted of Jon L. Stryker, Pat Stryker, Ronda E. Stryker, Gerard Thomas and Elizabeth S. Upjohn-Mason, has full voting and disposition power with respect to 81,086,211 shares of Common Stock owned by the Stryker Trusts. Ronda E. Stryker is currently a director of the Company. A majority vote of the Advisory Committee is necessary with respect to matters regarding the shares of Common Stock held in the Stryker Trusts, including voting and disposition. Members of the Advisory Committee beneficially own in the aggregate an additional 24,999,737 shares of Common Stock in their individual or other capacities, including 59,600 shares that may be acquired by Ronda E. Stryker upon exercise of options. The members of the Advisory Committee have sole voting and disposition power with respect to such additional shares except for 1,804,880 shares as to which Mrs. Upjohn-Mason has shared voting and disposition power.

BENEFICIAL OWNERSHIP OF MANAGEMENT
      The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock as of January 31, 2006 by the current directors of the Company, all of whom are standing for reelection, the Named Executives referred to under the caption “Executive Compensation” and all executive officers and directors of the Company as a group.

					Percentage of
	Number of Shares	Right to			Outstanding
Name	Owned(1)	Acquire(2)	Total(3)		Shares(%)

Dean H. Bergy	60,088	229,000	289,088		*
John W. Brown	19,483,512	600,000	20,083,512		4.94
Howard E. Cox, Jr.	584,732	117,200	701,932		*
Donald M. Engelman, Ph.D.	42,284	117,200	159,484		*
Jerome H. Grossman, M.D.	226,500	117,200	343,700		*
Stephen Si Johnson	505,475	640,000	1,145,475		*
James E. Kemler	75,810	268,000	343,810		*
James R. Lawson	7,538	499,300	506,838		*
Stephen P. MacMillan	112,700	120,000	232,700		*
William U. Parfet	180,000	117,200	297,200		*
Ronda E. Stryker	86,135,273	61,200	86,196,473	(4)	21.2
Executive officers and directors as a group (13 persons)	107,715,112	3,227,100	110,942,212		27.1

*	Less than one percent.

(1)	Excludes shares that may be acquired through stock option exercises, but includes, in the case of Mr. MacMillan, 60,000 shares of restricted stock that vest in equal annual installments of 20,000 shares on May 31 of each of the years 2006 through 2008. Until vested, the shares of restricted stock are subject to forfeiture under certain conditions and may not be sold or otherwise transferred by Mr. MacMillan. Mr. MacMillan has the right to receive dividends on and to vote the restricted shares.

(2)	Pursuant to Rule 13d-3(c)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”), includes shares that may be acquired within 60 days after January 31, 2006 upon exercise of options.

(3)	Except for the shared beneficial ownership of shares of Common Stock attributed to Ms. Stryker as a member of the Advisory Committee for the Stryker Trusts, all as more fully set forth above under “Beneficial Ownership of More Than 5% of the Outstanding Common Stock,” and 113,336 shares held by Mr. Johnson’s wife as trustee, such persons hold sole voting and disposition power with respect to the shares shown in this column. Does not include 1,597,921 shares of Common Stock owned by the Company’s Savings and Retirement Plans that are voted as directed by the Company, except in the case of certain non-routine matters, which include the adoption of the 2006 Plan but do not include the election of directors or the ratification of independent auditors, as to which the individual participants, including executive officers, may give voting instructions. Such number of shares does not exceed 10,000 in the case of any executive officer.

(4)	Includes the shared beneficial ownership of shares of Common Stock held in the Stryker Trusts and attributed to Ms. Stryker as a member of the Advisory Committee for the Stryker Trusts, all as more fully set forth above under “Beneficial Ownership of More Than 5% of the Outstanding Common Stock.” 30,466,800 of the shares in the Stryker Trusts are held for the benefit of Ms. Stryker.

ELECTION OF DIRECTORS
      Seven directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified. All of the nominees listed below are currently members of the Board of Directors and, with the exception of John W. Brown, Donald M. Engelman and Stephen P. MacMillan, are “independent” within the meaning of the New York Stock Exchange corporate governance listing standards as discussed below. The nominees for directors have consented to serve if elected and the Company has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unavailable for any reason, proxies will be voted for the alternate candidate, if any, chosen by the Board of Directors. Should additional persons be nominated for election as directors, the seven persons receiving the greatest number of votes shall be elected.
      The following information respecting the nominees has been furnished by them.

Name, Age, Principal Occupation	Director
and Other Information	Since

John W. Brown, age 71	1977
Chairman of the Board of the Company, since January 1981, and President and Chief Executive Officer of the Company, from February 1977 to June 2003, and Chief Executive Officer of the Company, from June 2003 through December 2004. Also a director of St. Jude Medical, a medical device company, Gen-Probe, Inc., a manufacturer of nucleic tests to diagnose human diseases and screen human blood, and the American Business Conference, an association of mid-size growth companies, and Chairman, The Institute for Health Technology Studies.

Howard E. Cox, Jr., age 62	1974
Partner of Greylock and its affiliated venture capital partnerships, since August 1971.

Donald M. Engelman, Ph.D., age 65	1989
Eugene Higgins Professor of Molecular Biophysics and Biochemistry, Yale University, since 1979, with assignment to Yale College, the Graduate School and the Medical School. Also a trustee of Reed College and a member, National Academy of Science, since April 1997.

Jerome H. Grossman, M.D., age 66	1982
Senior Fellow and Director of the Harvard/ Kennedy School Health Care Delivery Policy Program at John F. Kennedy School of Government, Harvard University, since 2001. Chairman and Chief Executive Officer of Lion Gate Management Corporation, the holding company for a group of endeavors to advance the health care delivery system, since 1999. Also, Chairman Emeritus of New England Medical Center, Inc., where he served as Chairman and CEO from 1979 to 1995, honorary physician at the Massachusetts General Hospital and Adjunct Professor of Medicine at Tufts University School of Medicine. Also a trustee of PennMedicine (University of Pennsylvania Medical School and Health System), Mayo Clinic, and a director of Eureka Medical, Inc., a network serving medical inventors.

Stephen P. MacMillan, age 42	2005
President and Chief Executive Officer of the Company, since January 2005, and President and Chief Operating Officer of the Company, from June 2003 through December 2004. Prior to joining the Company in June 2003, he was Sector Vice President, Global Specialty Operations of Pharmacia Corporation from December 1999 and was President of Johnson & Johnson - Merck Consumer Pharmaceuticals from January to December 1999 and had held other positions at Johnson & Johnson since 1989.

Name, Age, Principal Occupation	Director
and Other Information	Since

William U. Parfet, age 59	1993
Chairman and Chief Executive Officer of MPI Research, Inc., a drug safety and pharmaceutical development company, since May 1999. Also a director of Monsanto Company, a provider of agricultural products that improve farm productivity, PAREXEL International Corporation, a provider of contract research, medical marketing and consulting services to the pharmaceutical, biotechnology and medical device industries, and Taubman Centers, Inc., a real estate development company.

Ronda E. Stryker, age 51	1984
Granddaughter of the founder of the Company and daughter of the former President of the Company. Also Vice Chairman and a director of Greenleaf Trust, a bank, Vice Chair and trustee of Spelman College, and a trustee of Kalamazoo College and the Kalamazoo Community Foundation.
      The Board of Directors has adopted Corporate Governance Guidelines that are available in the “For Investors — Corporate Governance” section of the Company’s website at www.stryker.com. A copy will be mailed to any shareholder upon request. Pursuant to the Guidelines, William U. Parfet has been designated the lead independent director, with responsibility for coordinating the activities of the other independent directors (which, for this purpose, includes all of the directors except Mr. Brown and Mr. MacMillan) and chairing the executive session held in connection with each meeting of the Board of Directors in order to provide the opportunity for the independent directors to discuss topics of concern without any member of management being present.
      The Board of Directors held six meetings during 2005. All of the directors attended more than 75% of the total meetings of the Board and all committees of which they were members in 2005. A meeting of the Board of Directors is typically scheduled in conjunction with the annual meeting of shareholders and it is expected that directors will attend absent a schedule conflict or other valid reason. All of the persons who were then directors attended the 2005 Annual Meeting.
      The Board of Directors has designated from among its members an Audit Committee that currently consists of Mr. Parfet (Chairman), Mr. Cox and Dr. Grossman. The Audit Committee met five times during 2005. See “Audit Committee.” The Board of Directors has also designated a Compensation Committee, which currently consists of Mr. Parfet (Chairman), Mr. Cox and Ms. Stryker. The duties of the Compensation Committee are described below under “Executive Compensation — Report of Compensation Committee on Executive Compensation.”
      The Board of Directors has designated a Governance and Nominating Committee, which in 2005 consisted of Ms. Stryker (Chairman), Mr. Cox, Dr. Grossman and Mr. Parfet. The Governance and Nominating Committee, which met five times during 2005, makes recommendations to the Board of Directors regarding individuals for nomination as director and, in addition, may consider other matters relating to corporate governance. When seeking to identify an individual to become a director to fill a new position or vacancy, the Governance and Nominating Committee will consult with incumbent directors, management and others. The Governance and Nominating Committee will consider, among other factors, the background and reputation of potential candidates in terms of character, personal and professional integrity, business and financial experience and acumen, how a person would complement the other directors in providing a diversity of expertise and experience and a person’s availability to devote sufficient time to Board duties. Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to the Secretary of the Company at 2725 Fairfield Road, Kalamazoo, Michigan 49002, giving the candidate’s name, relationship, if any, to the shareholder making the recommendation, biographical data and qualifications. The submission should also include a statement from the candidate consenting to being considered and, if nominated and elected, to serving as a director.
      The charter of each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee is available in the “For Investors — Corporate Governance” section of the Com-

pany’s website at www.stryker.com and will be mailed to any shareholder upon request. None of the members of any of the committees is or ever has been an employee of the Company, and the Board of Directors determined at its meeting in April 2005 that Howard E. Cox, Jr., Jerome H. Grossman, M.D., William U. Parfet and Ronda E. Stryker are “independent” within the meaning of the New York Stock Exchange corporate governance listing standards and of the provisions of the Exchange Act applicable to the committees on which he or she serves. The Board of Directors based its determination with respect to independence for purposes of Board and committee membership on a review of the responses of the directors to questions regarding employment history, affiliations and family and other relationships and on discussions with the directors.
      The Code of Conduct applicable generally to employees, officers and directors in the performance of their duties and responsibilities and the Code of Ethics applicable to the principal executive officer, principal financial officer and principal accounting officer and controller are also available in the “For Investors — Corporate Governance” section of the Company’s website at www.stryker.com and will be mailed to any shareholder upon request.
DIRECTOR COMPENSATION
      Directors who are not employees received a fixed annual fee of $110,000 in 2005, except for Mr. Parfet, who served as Chairman of the Audit Committee and received a fixed annual fee of $120,000, and Mr. Brown, who served as nonexecutive Chairman of the Board and received a fixed annual fee of $1,000,000. The annual fees to be paid to directors in 2006 will be unchanged except that the fee paid to Mr. Brown will be reduced to $500,000.
      During 2005, each outside director was granted an option under the Company’s 1998 Stock Option Plan (the “1998 Plan”) to purchase 8,000 shares of the Company’s Common Stock. The Company also made $50,000 of group life insurance available to its outside directors in 2005 but has discontinued this practice. Also, $150,600 was paid to Dr. Engelman at the rate of $4,000 per day for services rendered in 2005 as a consultant to the Company. Dr. Engelman continues to serve as a consultant at the daily rate of $4,250.
      As a result of his consulting relationship, Dr. Engelman is not deemed “independent” within the meaning of the New York Stock Exchange corporate governance listing standards and does not serve as a member of the Audit, Compensation or Governance and Nominating Committee.

EXECUTIVE COMPENSATION
General
      Set forth below is certain summary information with respect to the compensation of the Company’s Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (based on amounts reported as salary and bonus for 2005) who were serving as executive officers at December 31, 2005 (the “Named Executives”).
Summary Compensation Table

					Long Term
					Compensation Awards

							Shares of
							Common
		Annual Compensation			Restricted		Stock	All Other
					Stock		Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		Awards($)		Options(#)	($)(4)

Stephen P. MacMillan(1)	2005	800,000	743,000				150,000	164,450
President and Chief Executive	2004	608,333	635,000				100,000	112,617
Officer	2003	320,833	650,000	(2)	3,367,000	(3)	200,000	16,625
Stephen Si Johnson	2005	466,250	415,000				75,000	97,047
Vice President;	2004	441,250	416,000				70,000	84,288
Group President, MedSurg	2003	416,250	325,000				80,000	80,438
James R. Lawson	2005	525,000	300,000				75,000	111,100
Vice President;	2004	500,000	485,000				70,000	97,350
Group President, Global	2003	475,000	385,000				80,000	85,250
Orthopaedics
James E. Kemler	2005	398,333	275,000				70,000	74,525
Vice President;	2004	378,334	275,000				60,000	61,508
Group President, Biotech, Spine,	2003	350,000	185,000				70,000	60,500
Trauma
Dean H. Bergy	2005	325,000	288,000				50,000	66,000
Vice President and Chief	2004	275,000	275,000				44,000	57,750
Financial Officer	2003	250,000	250,000				50,000	44,000

(1)	Mr. MacMillan joined the Company as President and Chief Operating Officer on June 1, 2003 and was appointed President and Chief Executive Officer effective January 1, 2005. See “Employment Agreement with Stephen P. MacMillan.”

(2)	Mr. MacMillan’s bonus for 2003 consisted of an inducement bonus of $300,000 pursuant to his employment agreement and a bonus of $350,000 pursuant to a bonus arrangement similar to the arrangements with other executive officers.

(3)	Pursuant to his Employment Agreement, Mr. MacMillan received a restricted stock award of 100,000 shares of Common Stock of the Company as an inducement to accepting employment with the Company. 20,000 shares of the restricted stock vested on May 31 of each of the years 2004 and 2005. The balance will vest in equal annual installments of 20,000 shares on May 31 of each of the years 2006 through 2008. Until vested, the shares of restricted stock are subject to forfeiture under certain conditions and may not be sold or otherwise transferred by Mr. MacMillan. Mr. MacMillan has the right to receive dividends on and to vote the restricted shares.

(4)	Represents the Company’s contributions, including matching of voluntary contributions by such person, under its 401(k) plan and its supplemental deferred compensation plan and, in the case of Mr. MacMillan, dividends declared on the unvested portion of his restricted stock award.

Employment Agreement with Stephen P. MacMillan
      The Company entered into an employment agreement with Mr. MacMillan in connection with his employment by the Company as President and Chief Operating Officer. The term of the agreement commenced on June 1, 2003 and continues until May 31, 2008. As an inducement to Mr. MacMillan accepting employment with the Company, the Company paid Mr. MacMillan $300,000 and granted him the restricted stock award of 100,000 shares of Common Stock of the Company discussed in footnote (3) to the Summary Compensation Table. Pursuant to the agreement, Mr. MacMillan is entitled to receive a base salary of not less than $550,000 per year and a bonus based on a potential of not less than $500,000 per year, with the amount of the bonus for any period being based on the Company’s performance against established goals and objectives. If Mr. MacMillan’s employment is terminated by the Company without cause or voluntarily by him with good reason, he shall be entitled to receive, in addition to accrued amounts and a pro-rated bonus for the year of termination, a lump sum payment of $3,150,000 if such termination occurs prior to May 31, 2006, $2,100,000 if such termination occurs between June 1, 2006 and May 31, 2007 and $1,050,000 if such termination occurs between June 1, 2007 and May 31, 2008. In addition, Mr. MacMillan and his family will be entitled to continue to receive benefits under any benefit plan, program, practice or policy of the Company for 36 months if such termination occurs prior to May 31, 2006, 24 months if such termination occurs during the 12 months ending May 31, 2007 and 12 months if such termination occurs during the 12 months ending May 31, 2008 or for such longer period as the plan, program, practice or policy may provide.
Stock Options
      The following table contains information covering options to purchase shares of the Company’s Common Stock granted to the Named Executives in 2005 pursuant to the 1998 Plan.
Option Grants in Last Fiscal Year

	Number of
	Shares of	Percent of
	Common	Total
	Stock	Options
	Underlying	Granted
	Options	to	Exercise		Grant Date
	Granted	Employees	Price		Present Value
Name	(#)(1)	in 2005	($/Sh)	Expiration Date	($)(2)

Stephen P. MacMillan	150,000	4.4	48.27	April 21, 2015	2,617,500
Stephen Si Johnson	75,000	2.2	48.27	April 21, 2015	1,308,750
James R. Lawson	75,000	2.2	48.27	April 21, 2015	1,308,750
James E. Kemler	70,000	2.1	48.27	April 21, 2015	1,221,500
Dean H. Bergy	50,000	1.5	48.27	April 21, 2015	872,500

(1)	Such options were granted at 100% of fair market value on the date of grant and become exercisable as to 20% of the shares covered thereby on each of the first five anniversary dates of the date of grant.

(2)	The Grant Date Present Value has been calculated using the Black-Scholes option pricing model and assumes a risk-free rate of return of 2.87%, an expected option life of 6.5 years, an expected dividend yield of approximately 0.19% and an expected stock price volatility of 30.7%. No adjustment was made for nontransferability or forfeitures. Such assumptions are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy. Such information, which is presented in accordance with the requirements of the Securities and Exchange Commission, is not necessarily indicative of the actual value that such options will have to the Named Executives, which will be dependent upon future market prices for the Common Stock.

      The following table sets forth information with respect to option exercises during 2005 by the Named Executives and as to the unexercised options held by them at December 31, 2005.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Shares
			Underlying
			Unexercised	Value of Unexercised
	Shares		Options at	In-the-Money Options at
	Acquired		Fiscal Year-End(#)	Fiscal Year-End($)(1)
	on	Value
	Exercise	Realized	Exercisable/	Exercisable/
Name	(#)	($)(1)	Unexercisable	Unexercisable

Stephen P. MacMillan	0	0	100,000/350,000	448,000/672,000
Stephen Si Johnson	40,000	1,676,800	626,000/239,000	16,817,800/1,412,600
James R. Lawson	0	0	485,300/239,000	11,801,797/1,412,600
James E. Kemler	0	0	256,000/204,000	5,504,280/1,065,720
Dean H. Bergy	19,000	698,470	220,200/134,800	5,795,722/539,988

(1)	Calculated by determining the difference between the exercise price and the closing price of the Company’s Common Stock as reported by The New York Stock Exchange-Composite Transactions for the exercise date or December 31, 2005, as the case may be.
Report of Compensation Committee on Executive Compensation
Compensation Committee of the Board
      The Compensation Committee is comprised entirely of non-employee, independent members of the Board of Directors. Its responsibilities include reviewing and approving the compensation of the Chief Executive Officer and other executive officers of the Company and administering and reviewing the Company’s stock option program and the granting of options thereunder.
Compensation Philosophy and Objectives
      The Company’s executive compensation programs are designed to enable the Company to attract, retain and motivate highly talented executives required for the success of the business. Overall, it is the intent of the Company to provide executives with compensation opportunities that are comparable with other large companies in the medical device industry, as well as other competitors for talent generally. This objective is achieved through a combination of current and long-term compensation programs, combined with a comprehensive package of health, welfare and retirement benefit programs. The stock option program is designed to reward executives for sustained high rate of Company growth and profitability for the benefit of the Company’s shareholders. Non-mandatory Stock Ownership Guidelines are in place and designed to encourage all officers of the Company and its operating divisions to have a significant personal stake in the continued success of the Company.
Compensation Components
      There are three basic elements in the Company’s executive compensation program — base salary, bonus and stock options. The Compensation Committee, which reviews executive compensation on an annual basis and is responsible for determinations regarding base salary and bonuses and stock option grants, formally met in November and December 2004, July and November 2005 and February 2006.
      The salaries of the Company’s executive officers for 2005 were determined at the meetings of the Compensation Committee held in November and December 2004. Prior to such meetings, the members of the Committee were provided with broad-based survey reports on executive compensation for U.S. corporations generally and large medical device companies, prepared by The Conference Board and by Top Five Data Services, and publicly available compensation information for other large companies in the medical device industry. The Chief Executive Officer (Mr. Brown at that time) and the President and Chief Operating

Officer (Mr. MacMillan at that time) reviewed the overall performance of each of the other executive officers during the year with the Committee at its November 2004 meeting. Based on a subjective evaluation of such performance and the Company’s overall performance during the prior year and, in the case of executives in charge of business units, that of the respective business unit, as well as general consideration of the information contained in the survey reports reviewed, the base salaries for 2005 of the Company’s executive officers, including Mr. MacMillan, were established by the Committee.
      A substantial portion of the annual compensation of each of the Named Executives consists of the bonus element. In determining the amount of the bonus to be paid to each Named Executive, the results of mathematical computations in which the performance of the Company, in the case of Mr. MacMillan (the Chief Executive Officer) and Mr. Bergy (the Chief Financial Officer), whose responsibilities are at the corporate level, and of the businesses for which such person had direct management responsibility, in the case of the other Named Executives, is compared to goals and objectives established at the beginning of the year and a percentage so determined is applied to the dollar bonus potential established for each person at the beginning of the year. The bonus potential is established in the same general manner as salaries, with the view that, if the full potential is attained, the Named Executive’s total cash compensation should be in the mid to upper end of the range for companies of a comparable size, taking into account the individual’s overall scope of responsibility, time in the position and overall level of performance in the role. The primary elements in such calculation for the Named Executives in 2005 were actual performance relative to budgeted earnings and sales growth, asset management and cash flow improvements, and organizational development. The final determination of the actual bonuses paid included a subjective evaluation of individual performance in light of the competitive environment in the businesses for which they have responsibility, other challenges faced by such persons and other significant achievements by them during the year.
      The Company has had stock option plans in effect since it became a publicly-held company in 1979. The purpose of these plans has been to provide executive officers and other employees with a personal and financial interest in the success of the Company through stock ownership, thereby aligning the long-range interests of such persons with those of shareholders by providing them with the opportunity to build a meaningful stake in the Company. Historically, stock options have had significant value to optionees, reflecting the appreciation in the market value of the Common Stock. The determination with respect to the number of options to be granted to any particular executive officer is subjective in nature. While no specific performance measures are applied, factors considered in determining the number of options awarded include the individual’s level of responsibility, demonstrated performance over time and value to the future success of the Company. The number and status of options previously granted to an individual are not accorded significant weight in the determination. Current option grants are intended to encourage performance that will result in continued appreciation. Outstanding option grants, all of which have a ten-year term, become exercisable as to 20% on the first anniversary of the date of grant and as to an additional 20% on each successive anniversary. Accordingly, to realize the full value thereof, an executive officer must remain in the Company’s employ for five years from the date of grant. Management of the Company believes that the stock option plans have been helpful in attracting and retaining talented executive personnel.
      On February 7, 2006, the Compensation Committee granted a special award of options to purchase 1,000,000 shares to Mr. MacMillan at $46.85 per share (the closing price as reported by The New York Stock Exchange-Composite Transactions on February 6, 2005). The Compensation Committee has indicated its current intention that the special award shall be in lieu of other stock-based awards that might otherwise be made to Mr. MacMillan until 2011. Also on February 7, 2006, the Compensation Committee granted options to purchase 3,713,630 shares of Common Stock to employees and directors other than Mr. MacMillan at the same price, including grants to purchase an aggregate of 270,000 shares to the other Named Executives.
      Section 162(m) of the Internal Revenue Code limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other Named Executive to $1 million. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. The 1998 Plan limits the number of options that may be granted to any employee or director in any calendar year to 2,000,000, so as to enable any income recognized on the exercise of options to be treated as performance-based compensation. It is the Committee’s intent that executive compensation generally be deductible. However, the Committee will authorize compensation that is not entirely deductible when doing so is consistent with its other compensation objectives and overall compensation philosophy.

Compensation Committee
William U. Parfet, Chairman
Howard E. Cox, Jr.
Ronda E. Stryker
Transactions with Executive Officer
      The Company leases a facility from a limited liability company owned by James R. Lawson, a Vice President of the Company, pursuant to a lease that expires on May 13, 2006. The annual rent paid was approximately $112,000 in 2005. Under the terms of the lease, the Company is responsible for all taxes, insurance and maintenance expenses that arise from its use of the facility. The Board of Directors has reviewed the transaction and concluded that the lease terms are comparable to those that could have been obtained in an arms-length transaction with an unaffiliated third party based on a report from a national real estate services firm that compared the rent to similar properties in the area and an analysis by management that found the other lease terms to be reasonable.
      Mr. Lawson’s brother, T. Gary Lawson, who had been employed by various agencies selling the Company’s products for several years prior to the time Mr. Lawson joined the Company in December 1998, serves as a sales consultant to the Company and received compensation of $133,348 in 2005. Mr. Lawson’s son, James R. Lawson, Jr., is employed by the Company as Vice President, CMF Sales and Marketing and received compensation of $456,082 in 2005.

Performance Graph
      Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of the Company, the Standard & Poor’s 500 Composite Stock Price Index and the Standard & Poor’s Health Care (Medical Products and Supplies) 500 Index. The graph assumes $100 invested on December 31, 2000 in the Company’s Common Stock and each of the indices.

	2000	2001	2002	2003	2004	2005

Stryker Corporation	$100.00	$115.58	$133.14	$168.90	$192.09	$177.32

S&P 500 Index	$100.00	$ 88.11	$ 68.64	$ 88.33	$ 97.94	$102.75

S&P Health Care 500 Index	$100.00	$ 88.05	$ 71.48	$ 82.24	$ 83.62	$ 89.02

AUDIT COMMITTEE
      The Audit Committee acts under a written charter adopted and approved by the Board of Directors, a copy of which is available in the “For Investors  — Corporate Governance” section of the Company’s website at www.stryker.com. The Audit Committee reviews and reassesses the adequacy of the charter at least annually. The Board of Directors has determined that William U. Parfet, the Chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in the rules promulgated by the Securities and Exchange Commission. Mr. Parfet serves on the audit committees of three other publicly-held companies. The Board of Directors reviewed Mr. Parfet’s other time commitments and has determined that such service does not impair his ability to serve on the Company’s Audit Committee.
Report of the Audit Committee
      The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board of Directors. It meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. In this connection, the Audit Committee has done the following:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2005 with the Company’s management;

•	Discussed with E&Y, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as amended; and

•	Received written disclosure regarding independence from E&Y as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with E&Y its independence.
      Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Committee

William U. Parfet, Chairman
Howard E. Cox, Jr.
Jerome H. Grossman

APPROVAL OF THE 2006 LONG-TERM INCENTIVE PLAN
2006 Plan Description
      The Company has had stock option plans in effect since it became a public company in 1979 in order to provide employees and directors with a personal and financial interest in the success of the Company and to enable the Company to compete with others for the services of new employees and directors. While management believes these stock option plans have been helpful in attracting and retaining skilled personnel, it also recognizes that today’s competitive environment requires that the Company have the flexibility to grant other types of incentive awards. Accordingly, on February 7, 2006 the Board of Directors adopted the 2006 Long-Term Incentive Plan, subject to approval by the shareholders.
      Awards. The 2006 Plan provides for the grant of stock options, restricted stock awards, other stock unit awards and other rights, interests and options relating to shares of Common Stock. While 5,434,215 shares remain available for the grant of stock options under the 1998 Plan, after giving effect to the grant of 4,713,630 options to employees and directors, including the special award of 1,000,000 shares to Mr. MacMillan, on February 7, 2006, approval of the 2006 Plan will give the Committee the flexibility to grant the other types of awards authorized under the 2006 Plan. It is the Company’s intention that the primary use of the other types of awards under the 2006 Plan will be in granting restricted stock awards at the time of hire of key employees and also in granting restricted stock awards to certain employees as part of the Company’s goal of having those individuals meet its Stock Ownership Guidelines.
      All employees of the Company and its subsidiaries (approximately 17,000 people) and non-employee directors (six people) are eligible to participate in the 2006 Plan. The persons to whom awards will be granted and the terms thereof will be determined by the Compensation Committee appointed by the Board of Directors, except that the full Board shall make such determination in the case of the non-employee directors and the Committee may delegate the authority to make awards to employees to the Chief Executive Officer subject to an annual limit of 10,000 shares per employee. References to the Compensation Committee in this description shall include the Board of Directors and the Chief Executive Officer as applicable. The actual awards will depend on a number of factors, including an individual’s potential contribution to the business, compensation practices at the time, retention issues and the Company’s stock price.
      Shares Available. If shareholders approve the 2006 Plan, 20,000,000 shares of Common Stock will be available for awards. No individual may be granted awards with respect to more than 2,000,000 shares of Common Stock during any calendar year. Awards other than options will be counted against such maximums on a two-for-one basis. If any award is cancelled, terminates, expires or lapses for any reason, the shares subject to such award shall not count against such limits. However, shares surrendered to pay the exercise price of options or used to satisfy any withholding tax requirement with respect to any award shall count against the aggregate number of shares that may be issued under the 2006 Plan.
      Options. Options to purchase shares of Common Stock may be granted under the 2006 Plan, either alone or in addition to other awards. The exercise price per share may not be less than the fair market value of a share of Common Stock on the date the option is granted. The term of each option is fixed by the Compensation Committee in its sole discretion, but no stock option may be exercised more than ten years after the date the option is granted. Options are exercisable at such time or times as determined by the Compensation Committee. Subject to the other provisions of the 2006 Plan and any applicable award agreement, any option may be exercised by the participant upon payment by delivery of cash, shares of Common Stock or by any combination thereof.
      In general, if a participant’s employment or service as a director terminates, other than by reason of retirement, death or disability, all of the participant’s unexercisable options are forfeited and all exercisable options may be exercised within 30 days following termination or they will expire. In the case of retirement or persons who are eligible for retirement but have not retired, an option may be exercised for the remainder of its term and, in the case of death or disability, an option may be exercised within one year after termination. In the event of termination because of retirement, death or disability, an option may be exercised during the applicable period following termination with respect to all or any part of the shares subject thereto regardless of whether the option was fully vested at the time of termination.
      Restricted Stock. Restricted stock awards may be issued to participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the 2006 Plan. The Compensation Committee at the time of grant may impose such conditions or restrictions on any restricted stock as it deems advisable, including without limitation restrictions based on the achievement of specific performance objectives and time-based restrictions. Such restrictions may lapse all at once or in installments. Each award of restricted stock will set forth the extent, if any, to which the participant has the right to retain unvested restricted stock after termination of employment or service as a director. During the restriction period, participants holding restricted stock may exercise full voting rights with respect to those shares and will be credited with cash dividends paid on those shares.
      Other Stock Unit Awards. Other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares may be granted to participants, either alone or in addition to other awards granted under the 2006 Plan, and may include awards based on the achievement of pre-established performance criteria during a specified period. Other stock unit awards may be paid in shares of Common Stock, cash or any other form of property as the Compensation Committee determines. Unless the Compensation Committee determines otherwise to address specific considerations, other stock unit awards shall have a vesting period of not less than one year. Shares of Common Stock, including securities convertible into Common Stock, subject to other stock unit awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.
      Change in Control. In the event of a change in control, the Compensation Committee shall have discretion to accelerate the vesting of awards, eliminate restrictions, deem any performance measure to be satisfied or take such other action as it deems appropriate in its sole discretion. In addition, the Compensation Committee may determine, at any time at or after the grant of an option, that, during the 60-day period after a change in control occurs, a participant holding an option shall have the right, whether or not the option is fully exercisable, to receive cash equal to the amount by which the change in control price exceeds the exercise price per share. A change in control shall occur if any person or group becomes a beneficial owner of more than 50% of the outstanding shares, certain business combination transactions occur or the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of the Company’s assets. The change in control price is equal to the higher of the highest reported sales price of the Common Stock during the 60-day period prior to and including the date of the change in control or, if the change in control is the result of a tender or exchange offer, the price per share paid in such tender or exchange offer.
      Other Provisions. The Board of Directors may amend, alter or discontinue the 2006 Plan, but no amendment, alteration or discontinuation may be made that would impair rights under an award previously granted without the participant’s consent. The Board may not, without shareholder approval, amend the 2006 Plan to increase the aggregate number of shares that may be issued or transferred to participants or to any one participant, extend the term of the 2006 Plan or awards granted thereunder, change the eligibility criteria for participants or grant options at less than fair market value.
      The Compensation Committee is authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles.
      If the Compensation Committee determines at the time an award that is based on performance criteria is granted to a participant that the participant is, or is likely to be as of the end of the tax year in which the Company would ordinarily claim a tax deduction related to the award, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, then the Compensation Committee may make the lapsing of the restrictions and the payment of the award subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of revenues, cost reductions, operating income, income before taxes, net income, adjusted net income, earnings per share, adjusted earnings per share, operating margins, working capital measures, return on assets, return on equity, return on invested capital, cash flow measures, market share, shareholder return or economic value added of the Company or the operating unit within which the participant is primarily employed. Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable operating unit) under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code.
Tax Consequences
      The following is a brief summary of certain federal income tax consequences of certain transactions under the 2006 Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.
      In general, (i) no income will be recognized by an optionee at the time a nonqualified option is granted, (ii) at the time of exercise of a nonqualified option, ordinary income will be recognized by the optionee in an amount equal to the difference between the purchase price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. No income generally will be recognized by an optionee upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the optionee’s alternative minimum tax, if any, the difference between the fair market value of the shares at exercise and the purchase price generally constitutes an item of adjustment. If shares are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares, any gain realized will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the purchase price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term gain (or loss) depending on the holding period.
      A recipient of a restricted stock award generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares, reduced by any amount paid for the shares by the recipient, at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a recipient who properly elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares to the recipient will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.
      Generally, no income will be recognized by a participant in connection with the grant of an other stock unit award. Subject to the specific terms of the award, when the award is paid to the participant, the participant normally will be required to include as taxable ordinary income in the year of payment an amount equal to the amount of any cash, and the fair market value of any nonrestricted shares of Common Stock, actually or constructively received.
      To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation under Section 162(m) of the Internal Revenue Code on compensation paid to specified executive officers and (ii) any applicable reporting obligations are satisfied. Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a publicly held corporation (the “covered employees”) to $1 million per fiscal year, with exceptions for certain performance-based compensation made under qualifying, shareholder-approved plans. The 2006 Plan is designed to enable stock option awards and (depending on the terms of the award) restricted stock awards and other stock unit awards to constitute performance-based compensation for purposes of Section 162(m).
      The American Jobs Creation Act of 2004 enacted Section 409A of the Internal Revenue Code, which is applicable to certain types of awards that may be granted under the 2006 Plan. To the extent applicable, it is intended that the 2006 Plan and any grants made under the 2006 Plan comply with the provisions of Section 409A. The Company intends to administer the 2006 Plan and any grants made thereunder in a manner consistent with the requirements of Section 409A, and to adopt such amendments (including retroactive amendments) to the 2006 Plan and any grants made thereunder as may be required in order to comply with Section 409A.
Information About Other Equity Compensation Plans
      Set forth below is information with respect to other equity compensation plans under which Common Stock of the Company was authorized for issuance as of December 31, 2005.

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights(1)	warrants and rights	first column)

Equity compensation plans approved by shareholders(1)	24,222,620	$28.78	11,006,162

(1)	Includes the 1988 Stock Option Plan and 1998 Plan, as well as the Performance Incentive Award Plan pursuant to which shares of Common Stock may be awarded to employees of the Company and its operating subsidiaries and divisions in recognition of outstanding performance and achievements in sales, research and development, operations and other areas.
There are no equity compensation plans that were not approved by shareholders.
Vote Required
      Ratification of the 2006 Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting provided that the total vote cast represents over 50% of the outstanding shares. The Board of Directors recommends that shareholders vote FOR the ratification of the 2006 Plan.
RATIFICATION OF INDEPENDENT AUDITORS
      The Audit Committee has appointed E&Y to audit the accounts of the Company and its subsidiaries for the year 2006, subject to approval of the scope of the audit engagement and the estimated audit fees, which are to be presented to the Committee at its July meeting. While not required, the appointment is being submitted to shareholders for ratification in order to obtain the shareholders’ views. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to audit the accounts for the year 2007. Even if the appointment is ratified, the Audit Committee may select a different independent accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

Relationship with E&Y
      E&Y has acted in this capacity for many years. E&Y has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. Representatives of E&Y are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
      The fees billed to the Company by E&Y with respect to the years ended December 31, 2005 and 2004 were as follows:

	2005	2004

Audit Fees	$3,783,000	$4,240,000
Audit-Related Fees	252,000	114,000
Tax Fees	796,000	768,000
      Audit Fees include amounts billed for the annual audit of the Company’s consolidated financial statements, the audit of internal control over financial reporting, the review of the financial statements included in the Forms 10-Q filed by the Company during each year, the completion of statutory audits required in certain foreign jurisdictions and consultations concerning accounting matters associated with the annual audit. Audit-Related Fees include amounts billed for audits of the Company’s employee benefit plans and general accounting consultations and services that are unrelated to the annual audit. Tax Fees include fees for tax compliance services and consultation on other tax matters. It is expected that E&Y will provide similar non-audit services during the year 2006. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of the non-audit services is compatible with maintaining the independence of E&Y.
      Under its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm retained to audit the Company’s financial statements other than non-audit services that satisfy a de minimus exception provided by applicable law. Each year, the retention of the independent registered public accounting firm is approved at the Audit Committee’s meeting in February, subject to approval of the scope of the audit and associated fees at the July meeting. At the February meeting, certain recurring non-audit services and the proposed fees therefor are reviewed and evaluated by the Audit Committee. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chairman or, in his absence, any other member the authority to evaluate and approve projects and related fees if circumstances require approval between meetings of the Committee. Any such approval is reported to the full Committee at its next meeting.
Vote Required
      The affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required for the ratification of the appointment of E&Y. The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of E&Y as the Company’s independent auditors for 2006.
MISCELLANEOUS
Contacting the Board of Directors
      Shareholders may communicate directly with the Board of Directors on a confidential basis by mail at: Stryker Board of Directors, 2725 Fairfield Road, Kalamazoo, Michigan 49002. All such communications will be received directly by the Chairman of the Governance and Nominating Committee and will not be screened or reviewed by any Company personnel.

Shareholder Proposals
      Any proposal that a shareholder may desire to present to the 2007 Annual Meeting must be received by the Company on or prior to November 17, 2006 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy for such meeting.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires the Company’s directors and beneficial owners of more than 10% of the outstanding shares of Common Stock, among others, to file reports with respect to changes in their ownership of Common Stock. Jerome H. Grossman, a director of the Company, was late in filing a Form 4 with respect to one transaction in November 2005 and each of Elizabeth S. Upjohn-Mason and Jon L. Stryker, who are members of the Advisory Committee for the Stryker Trusts, was late in filing a Form 4 with respect to a transaction in December 2005. In addition, the Form 5 filed by Jon L. Stryker on February 14, 2006 with respect to certain 2005 transactions was subsequently amended to report a gift that was not included in the original filing.
Other Action
      Management has at this time no knowledge of any matters to be brought before the meeting other than those referred to above. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matter.
Expenses of Solicitation
      The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding proxy material to the beneficial owners of the stock held of record by such persons.

By Order of the Board of Directors

Thomas R. Winkel
Secretary
March 17, 2006

Vote By Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote By Internet

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

Vote By Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253.

Vote by Telephone

Call Toll-Free using a
touch-tone telephone:
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Vote by Internet Access the Website and cast your vote: http://www.cesvote.com

Vote by Mail

Return your proxy
in the postage-paid
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Vote 24 hours a day, 7 days a week!
If you vote by telephone or over the Internet, do not mail your proxy card.
Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 26, 2006
The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 17, 2006, hereby appoints JEROME H. GROSSMAN and RONDA E. STRYKER, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Stryker Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 2006, or at any adjournment thereof, as set forth on the reverse side hereof.

Signature

Signature (If held jointly)
Dated:                                                                        , 2006.
Please sign exactly as name appears to the left. When shares are held by joint rtenants, both should sign. When signed as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed
postage-paid envelope, or otherwise to National City Bank,
P.O. Box 535300, Pittsburgh, PA 15253, so your shares will be represented at the Annual Meeting. If you vote by telephone or
Internet, it is not necessary to return this proxy card.
  Please fold and detach card at perforation before mailing.

STRYKER CORPORATION	PROXY
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees named in item 1, FOR approval of the 2006 Long-Term Incentive Plan and FOR ratification of the appointment of Ernst & Young LLP as independent auditors.
The Board of Directors recommends a vote FOR all nominees, FOR approval of the 2006 Long-Term Incentive Plan and FOR ratification of the appointment of Ernst & Young LLP as independent auditors.

1 .	Election of Directors:
	Nominees:	(1) John W. Brown	(2) Howard E. Cox, Jr.	(3) Donald M. Engelman	(4) Jerome H. Grossman
		(5) Stephen P. MacMillan	(6) William U. Parfet	(7) Ronda E. Stryker

☐	FOR all nominees listed above (except as otherwise marked below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above

Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below.

2.	To consider and act upon approval of the 2006 Long-Term Incentive Plan.
☐      FOR           ☐     AGAINST            ☐      ABSTAIN
3.	To ratify the appointment of Ernst & Young LLP as independent auditors for 2006.
☐      FOR           ☐     AGAINST            ☐      ABSTAIN
4.	To transact such other business as may properly come before the meeting.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)